Exhibit 99.1

Tabula Rasa HealthCare Makes Key Organizational Changes as Part of Strategic Growth Plans

TRHC has promoted Brian W. Adams to Co-President, bridging critical functions under his leadership

MOORESTOWN, N.J., Nov. 8, 2021 /PRNewswire/ — Tabula Rasa HealthCare, Inc.® (TRHC) (NASDAQ: TRHC), a leading healthcare technology company advancing the safe use of medications, has announced important organizational changes that will enhance TRHC’s corporate structure and reinforce strategic growth initiatives, with a focus on the Company’s MedWise solutions.

Effective immediately, Brian W. Adams will assume the role of Co-President of TRHC. He will retain the role of Chief Financial Officer (CFO) while a national search is conducted to identify his replacement. Adams has served as the company’s CFO since 2014. In his new role, Adams will oversee strategy, sales and account management, professional affairs, IT and software engineering, administrative services, and finance. This shift will help unify critical interrelated functions within TRHC and enable Chief Executive Officer, Chairman, and Founder Calvin H. Knowlton, PhD, to focus more broadly on the fulfillment of TRHC’s mission to become the leading medication safety company.

“In honing our organizational structure, we are better aligning our corporate strategy with our sales and product delivery efforts across our business units,” said Calvin H. Knowlton. “These organizational enhancements are an important step in the evolution of our company. I am confident that Brian’s demonstrated leadership and profound business expertise will help us return to our growth trajectory.”

Adams brings deep experience in strategic planning and business performance optimization to his new role. He has successfully guided TRHC through public and private debt and equity financings and has engineered eleven strategic acquisitions during his time at the company.

“There is incredible potential that comes with more closely aligning integral functions within TRHC,” said Adams. “The MedWise platform has been proven to reduce healthcare costs and improves clinical outcomes for patients in various settings of care. This alignment helps set the stage to seize future opportunities for MedWise, which I look forward to exploring.”

Adams will continue to report directly to Calvin H. Knowlton. Founder and President Orsula V. Knowlton, PharmD, MBA; Chief Operations Officer Michael Greenhalgh, RPh; and Chief Scientific Officer Jacques Turgeon, BPharm, PhD, will also continue to report to the CEO as well.

As part of the organizational changes, Orsula V. Knowlton will take on responsibility for driving the company’s diversity and inclusion efforts in addition to her work as Chief Marketing Officer and supporting the continued successful growth of TRHC’s CareVention HealthCare in the PACE market.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) (NASDAQ: TRHC) provides medication safety solutions that empower healthcare professionals and consumers to optimize medication regimens, combatting medication overload and reducing adverse drug events – the fourth leading cause of death in the US. TRHC’s proprietary technology solutions, including MedWise®, improve patient outcomes, reduce hospitalizations, and lower healthcare costs. TRHC’s extensive clinical tele-pharmacy network improves care for patients nationwide. Its solutions are trusted by health plans and pharmacies to help drive value-based care. For more information, visit TRHC.com.

TRHC Contact:

Anthony Mirenda

amirenda@trhc.com

T: (908) 380-2143

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